Exhibit A

McCORMICK & COMPANY, INCORPORATED
2007 EMPLOYEES STOCK PURCHASE PLAN

Section 1 - Purpose

     The purpose of this Plan is to afford to employees of McCormick & Company, Incorporated (the “Company”) and its wholly-owned U.S., Canadian, and U.K. subsidiaries whose participation in this Plan has been approved by the Company an opportunity to purchase shares of the Company’s Common Stock Non-Voting pursuant to options granted pursuant to the terms of this Plan. For purposes of this Plan, the term “subsidiary” refers to a subsidiary corporation of the Company, as determined in accordance with Section 424(f) of the Internal Revenue Code, except to the extent that the Plan explicitly provides otherwise (as in the preceding sentence, which refers only to certain “wholly-owned” subsidiaries).

Section 2 - Number of Shares Offered

     Except as provided in Section 17 hereof, a maximum of 700,000 shares of the Company’s Common Stock Non-Voting may be issued under this Plan.

Section 3 - Eligible Employees

     All persons who on April 2, 2007, are employees of the Company and participating subsidiaries will be eligible to participate in this Plan, except for the following who shall not be eligible:

(a)	Any employee whose customary employment as of April 2, 2007, is less than 16 hours per week or for not more than 5 months during the calendar year;

(b)	Any employee who, immediately after April 2, 2007, is considered to own (under Internal Revenue Code Sections 423(b)(3) and 424(d)) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary; and

(c)	Any employee residing in a jurisdiction where the offer or sale of the shares provided by this Plan is not authorized or permitted by applicable law.

Section 4 - Effective Date

     Options to purchase shares of the Company’s Common Stock Non-Voting are granted under this Plan as of April 2, 2007, subject to the approval of this Plan by the stockholders of the Company within 12 months of the adoption of this Plan by the Board of Directors of the Company.

Section 5 - Purchase Price

     The purchase price for all shares purchased under this Plan shall be the closing price of the Company’s Common Stock Non-Voting on the New York Stock Exchange either:

      (a)      On April 2, 2007 (which is the date of the grant), or

      (b)      On the date such option is exercised,

      whichever price is lower.

Section 6 - Number of Shares Purchasable

     Each eligible employee is, by the terms of this Plan, granted an option to purchase a maximum number of shares of Common Stock Non-Voting of the Company (increased by any fractional amount required to make a whole share) which, at the purchase price determined in accordance with Section 5(a) hereof, equals 10% of his compensation for one year, as defined below. Notwithstanding any other provision of this Plan, no employee may elect to purchase less than ten shares nor may any option be exercised for less than ten shares (unless the option is being exercised for all of the shares then remaining under the option).

     Such compensation for one year shall be deemed to be the base wage paid to such employee by the Company. The base wage for such employee shall be computed as follows:

(a)	If on April 2, 2007, the employee is paid on an hourly basis, the straight-line hourly base wage rate of such employee in effect on April 2, 2007, multiplied by (i) 2080 hours (40 hours per week multiplied by 52 weeks), or (ii) such other number as the Company determines to constitute the number of hours in a normal work year for such employee; or

(b)	If, on April 2, 2007, the employee is paid on a salaried basis, the annual salary of such employee in effect on April 2, 2007.

     Notwithstanding the foregoing, no employee shall be granted an option hereunder that permits such employee a right to purchase stock under this Plan and under all other employee stock purchase plans (within the meaning of Section 423(b) of the Internal Revenue Code) of the Company and its subsidiaries to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

Section 7 - Election to Purchase and Payroll Deduction

     No later than April 30, 2007, an eligible employee may elect to purchase all or part of the shares he is entitled to purchase under Section 6 hereof. Such election shall be made by the execution and delivery to the Company, or the subsidiary that employs him, of an approved written form authorizing uniform periodic payroll deductions over a two-year period beginning with the employee’s first pay date in June, 2007, in such amounts as will in the aggregate (exclusive of interest which, it is contemplated, will be paid to the employee at the end of such period) equal the total option price for all of the shares covered by the eligible employee’s election to purchase. If an eligible employee fails to make such an election by April 30, 2007, the option provided to him by this Plan shall terminate on that date. To the extent permitted by Section 11 hereof, an eligible employee may elect to make periodic cash payments for the shares that he is entitled to purchase under Section 6 hereof.

Section 8 - Interest on Payroll Deductions

     The Company and its participating subsidiaries shall maintain a record of the amounts credited to each eligible employee authorizing a payroll deduction pursuant to Section 7 hereof. Beginning with the employee’s first pay date in June 2007, interest shall accrue on the average balance of such deductions during the period of this Plan at the rate of 2% per year. Such interest shall be payable to the employee on or about May 31, 2009, or at such earlier time as said employee (a) for any reason terminates his election to purchase shares under this Plan, or (b) exercises his option in accordance with Section 9(a) hereof.

Section 9 - Change in Election to Purchase

     An employee may, at any time prior to May 31, 2009, by written notice to the Company (or to the participating subsidiary that employs him), direct the Company or such subsidiary to cease payroll deductions (or, if the payment for shares is being made through periodic cash payments permitted by Section 11 hereof, notify the Company or the subsidiary that such payments will be terminated) or withdraw part or all of the amount then credited to his account, in accordance with the following alternatives:

(a)	Exercise his option to purchase the number of shares that may then be purchased at the purchase price specified in Section 5 hereof with all or part of the amount (excluding interest) then credited to his account, withdraw in cash any amount (including interest) that remains credited to his account after such purchase, and terminate his option to purchase any additional shares under this Plan; or

(b)	Withdraw the amount (including interest) then credited to his account and terminate his option to purchase shares under this Plan.

     An employee may make only one withdrawal of all or part of the amount (including interest) then credited to his account. Once a withdrawal is made, no further payroll deductions will be taken.

     Any reduction made in the number of shares subject to an option to purchase is subject to the provisions of Section 6 hereof and shall be permanent.

Section 10 – Retirement, Voluntary Termination of Employment or Discharge

     If an eligible employee leaves the employ of the Company or a participating subsidiary, by retirement, voluntary termination of employment, or discharge, prior to May 31, 2009, he may elect, no later than 10 days after his retirement, voluntary termination of employment, or discharge, to:

(a)	Exercise his option to purchase the number of shares that may then be purchased at the purchase price specified in Section 5 hereof with all or part of the amount (excluding interest) then credited to his account, withdraw in cash the amount (including interest) that remains credited to his account after such purchase, and terminate his option to purchase any additional shares under this Plan; or

(b)	Withdraw in cash the amount (including interest) then credited to his account and terminate his option to purchase shares under this Plan.

     If the employee fails to make such election within 10 days after his retirement, voluntary termination of employment or discharge, he shall be deemed to have elected to make a cash withdrawal in accordance with Section 10(b) hereof.

Section 11 - Lay-Off, Authorized Leave of Absence or Disability

     If an eligible employee is absent from work due to lay-off, authorized leave of absence or disability, payroll deductions for any shares for which such employee has an option to purchase may be suspended during such period of absence, and the employee may elect to make periodic cash payments for such shares during his period of absence.

     If such employee returns to active service prior to May 31, 2009, his payroll deductions shall resume, and if said employee did not make periodic cash payments during his period of absence, he shall, by written notice to the Company or participating subsidiary within 10 days after his return to active service, but not later than May 31, 2009, elect:

(a)	To make an immediate cash payment sufficient to eliminate any deficiency in the amount then credited to his account (excluding interest) as a result of the suspension of payroll deductions; or

(b)	Not eliminate any such deficiency, in which event the number of shares that he may purchase hereunder shall be reduced to the number of whole shares that may then be purchased at the purchase price specified in Section 5 hereof, with the amount (excluding interest) then credited to his account plus the aggregate amount, if any, of all payroll deductions scheduled to be made with respect to such employee thereafter; or

(c)	Withdraw in cash the amount (including interest) then credited to his account and terminate his option to purchase shares under this Plan.

     An eligible employee on lay-off, authorized leave of absence or disability on May 31, 2009, shall deliver written notice to the Company or participating subsidiary on or before May 31, 2009, electing one of the alternatives provided in subsections (a), (b), and (c) of this Section 11. If such employee fails to deliver such written notice within 10 days after his return to active service or by May 31, 2009, whichever is earlier, he shall be deemed to have elected the alternative set forth in Section 11(c) hereof.

     If the period of an eligible employee’s lay-off, authorized leave of absence or disability terminates on or before May 31, 2009, and the employee does not resume active employment with the Company or a participating subsidiary immediately thereafter, he shall make an election in accordance with the provisions of Section 10 hereof.

Section 12 - Death

     If an eligible employee dies while his option to purchase shares is in effect, such employee’s legal representative may, within 90 days after such employee’s death (but not later than May 31, 2009) by providing written notice to the Company or the participating subsidiary that employed the employee, elect to:

(a)	Exercise the employee’s option to purchase the number of shares then available for purchase hereunder at the purchase price specified in Section 5 hereof with all or part of the amount (excluding interest) then credited to his account, withdraw in cash any amount (including interest) that remains credited to such employee’s account after such purchase, and terminate his option to purchase any additional shares under this Plan; or

(b)	Withdraw in cash the amount (including interest) then credited to such employee’s account and terminate his option to purchase shares under this Plan.

     If the employee’s legal representative fails to deliver such written notice to the Company or participating subsidiary within the period prescribed by this Section 12, such employee’s option to purchase shares hereunder shall terminate, and the amount, including interest, then credited to such employee’s account shall be paid to such legal representative.

Section 13 - Failure to Make Periodic Cash Payments

     Under any of the circumstances contemplated by this Plan, where the purchase of shares is to be made through periodic cash payments in lieu of payroll deductions, the failure to make any such payments shall reduce, to the extent of the deficiency in such payments, the number of shares that the applicable employee or his legal representative may purchase under this Plan.

Section 14 - Funds in Stock Option Accounts

     The Company shall control all of the funds credited to employees’ accounts hereunder and may use such funds for any corporate purpose. The participating subsidiaries shall remit to the Company from time to time the funds credited to the accounts of the employees of such subsidiaries. In accordance with the terms of this Plan, (a) the amount, exclusive of interest, credited to the account of each eligible employee hereunder shall be used to pay for any shares purchased by such employee (or his legal representative) hereunder, and (b) the Company shall pay to such employee (or his legal representative) an amount equal to any portion of the amount (including interest) credited to such employee’s account that is not used to purchase shares under this Plan.

Section 15 - Rights as Stockholder

     No employee, former employee, or his representatives shall have any rights as a stockholder with respect to any shares that such employee, former employee, or legal representative has elected to purchase under this Plan until full payment for all such shares has been made and such shares have been issued. Shares shall be issued as soon as practicable after full payment for such shares has been made. However, shares shall not be issued prior to approval of the Plan by the stockholders of the Company.

Section 16 - Non-Assignability

     An eligible employee’s option to purchase shares hereunder is not assignable or transferable other than by will or the laws of descent and distribution and is exercisable during such employee’s lifetime only by him. Any purported assignment or transfer of an option, whether voluntary or by operation of law (except by will or the laws of descent and distribution), shall have the effect of terminating such option. If an option is terminated by reason of the provisions of this Section 16, the only right thereafter continuing shall be the right to have the amount then credited to the employee’s account, including interest, paid to such employee or his legal representative, as the case may be.

Section 17 - Effect of Change in Stock

     In the event of any change in the capital stock of the Company through merger, consolidation or reorganization, or in the event of any dividend to holders of shares of the Common Stock Non-Voting of the Company payable in stock of the same class in an amount in excess of 2% in any year, or in the event of a stock split, or in the event of any other change in the capital structure of the Company, the Company shall make such adjustments with respect to the shares subject to this offering as it deems equitable to prevent dilution or enlargement of the rights of participating employees.

Section 18 - Administration; Miscellaneous

(a)	The Management Committee of the Company (the “Committee”), or such employee or employees as the Committee may designate, shall be responsible for administering this Plan, including the interpretation of its provisions, and the decision of the Committee or of such employee or employees with respect to any question arising under the Plan shall be final and binding for all purposes.

(b)	Uniform policies shall be pursued in the administration of this Plan and similarly situated employees and groups of employees shall be treated alike to the extent feasible. The Committee, or such employee or employees as the Committee may designate to administer this Plan, shall have the authority, which shall be exercised without discrimination, to make exceptions to the provisions of this Plan under unusual circumstances where strict adherence to such provisions would work undue hardship and where the Committee, or such employee or employees, determines that such action does not violate the requirements of the Internal Revenue Code with respect to employee stock purchase plans.

(c)	The Committee may allow a reasonable extension of the time within which an election to purchase shares under this Plan shall be made if the Committee determines that there are circumstances warranting such action and that such action does not violate the requirements of Section 423(b) of the Internal Revenue Code with respect to employee stock purchase plans, in which event such extension shall be made available on a uniform basis to all employees similarly situated; provided that the period for payroll deductions shall not be extended beyond May 31, 2009.

Section 19 - Amendment and Discontinuance

     The Board of Directors of the Company may alter, suspend or terminate the Plan; provided, however, that, except to conform the Plan from time to time to the requirements of the Internal Revenue Code with respect to employee stock purchase plans, no action of the Board shall (a) increase the period during which this Plan shall remain in effect, (b) further limit the class of employees of the Company and its subsidiaries who are eligible to participate in the Plan, (c) increase the maximum period during which any option granted under the Plan may remain unexercised, (d) other than as set forth in Section 17 hereof, increase the number of shares that may be issued under the Plan, or reduce the purchase price per share, with respect to the shares optioned or to be optioned under the Plan, or (e) without the consent of the holder of the option, alter or impair any option granted under the Plan. If all of the shares authorized by Section 2 hereof are issued before all of the options granted under this Plan have been exercised in full or have expired or terminated, the then-outstanding options shall terminate, and the holders of such options shall have no rights thereunder.

McCORMICK & COMPANY, INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, March 28, 2007

The McCormick & Company, Incorporated 2006 Annual Report is available on our investor website. The address is ir.mccormick.com. Under “Financial Information”, click on “Annual Reports/Financial Reports.” The proxy statement is available under “2007 Proxy Statement.”

CONSENT: If you are a registered stockholder and would like to access the proxy materials electronically next year, please go to the following consent site address: http://www.econsent.com/mkcv/

McCORMICK & COMPANY, INCORPORATED	proxy
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert J. Lawless and Robert W. Skelton and each of them, the proxies of the undersigned, with several powers of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on March 28, 2007, and at any and all adjournments thereof, in accordance with the following ballot and in accordance with their best judgment in connection with such other business as may properly come before the Annual Meeting:

IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE PROXY, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE 2007 EMPLOYEE STOCK PURCHASE PLAN AND FOR THE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS AS SET FORTH HEREIN, AND IN THE BEST DISCRETION OF THE PROXIES ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxes to vot your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET – http://www.eproxy.com/mkcv/ -- QUICK *** EASY *** IMMEDIATE
  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. (ET) on March 27, 2007.
  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 -- QUICK *** EASY *** IMMEDIATE
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. (ET) on March 27, 2007.
  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to McCormick & Company, Incorporated, c/o Sharehowner Services™, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR All Nominees and Items 2 and 3

1.	ELECTION OF DIRECTORS.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE LISTED NOMINEES.

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1a	J. P. Bilbrey	☐	☐	☐	1f	R. J. Lawless	☐	☐	☐
1b	J. T. Brady	☐	☐	☐	1g	M. D. Mangan	☐	☐	☐
1c	F. A. Contino	☐	☐	☐	1h	M. M. V. Preston	☐	☐	☐
1d	J. M. Fitzpatrick	☐	☐	☐	1i	G. A. Roche	☐	☐	☐
1e	F. A. Hrabowski, III	☐	☐	☐	1j	W. E. Stevens	☐	☐	☐

2.	PROPOSAL TO APPROVE THE 2007 EMPLOYEE STOCK PURCHASE PLAN.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WHEN PROPERLY EXECTUED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINIEES AND ITEMS 2 AND 3.

Address change? Mark Box ☐	Indicate changes below:

Date:

Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide the full name of the corporation and the title of authorized officer signing the proxy.